Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
AUGUST 5, 2014		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2014 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $1.3 billion bank holding company with two bank subsidiaries, announced its financial results for the second quarter of 2014.  Premier realized income of $3,100,000 (34 cents per diluted share) during the quarter ending June 30, 2014, a 0.3% decrease from the $3,109,000 of net income reported for the second quarter of 2013.  The slight decrease in income in 2014 is largely due to an increase in non-interest expenses, which more than offset an increase in interest income on loans, a decrease in interest expense and an increase in non-interest income.  On a diluted per share basis, Premier earned $0.34 during the second quarter of 2014 compared to $0.35 per share earned during the second quarter of 2013.  For the first half of 2014 Premier realized net income of $6,770,000 (75 cents per diluted share) compared to $5,613,000 (63 cents per diluted share) earned during the first half of 2013.

President and CEO Robert W. Walker commented, “We are pleased to welcome the new operations from the Bank of Gassaway that was purchased on April 4, 2014.  While our operating expenses were certainly higher due to the inclusion of the Gassaway branch network, we also realized increases in interest income and non-interest income while continuing to save on interest expense when compared to the second quarter of 2013.  In the coming months as we continue to assimilate the Gassaway branch network into our own, we believe the profitability of those operations will also increase.  We continue to realize opportunities to liquidate troubled assets for reasonable values and are working hard to reduce our non-performing loans outstanding.  We also sold a few OREO properties in the second quarter and realized gains on some of those sales.”

Net interest income for the quarter ended June 30, 2014 totaled $11.676 million, compared to $11.093 million of net interest income earned during the second quarter of 2013.  When compared to the second quarter of 2013, net interest income increased by $583,000, or 5.3%, largely due to a $556,000 increase in interest income on loans and a $94,000 decrease in interest expense paid on deposits.  In the second quarter of 2014, interest income on loans included an increase of $1.37 million from the loans acquired from the Gassaway purchase.  Partially offsetting this increase was $770,000 of deferred interest and purchase discounts recognized on non-accrual loans liquidated during the second quarter of 2013.  When compared to the second quarter of 2013, interest expense on deposits decreased by $94,000, or 8.9%, during the second quarter of 2014.  This decrease in interest expense includes $83,000 of additional interest expense on deposits from the Gassaway purchase.  Otherwise, interest expense on deposits in the second quarter of 2014 would have decreased by $177,000, or 16.8%, when compared to the second quarter of 2013.  Also affecting net interest income in the second quarter of 2014 was a $106,000 decrease in interest income on investments largely due to lower average yields on the investment portfolio, a $22,000 increase in interest income on federal funds sold and interest bearing bank balances, and a $17,000 decrease in interest expense on short- and long-term borrowings.

During the quarter ending June 30, 2014, Premier recorded a $79,000 negative provision for loan losses compared to a $70,000 negative provision for loan losses recorded during the same period of 2013.  The $79,000 negative provision recorded in 2014 was largely due to scheduled payments received on impaired loans reducing the level of specific allocations of the allowance for loan losses combined with a reduction in the estimated credit risk in the remaining loan portfolio.  The $70,000 negative provision expense recorded in 2013 was largely due to loan recoveries recorded during the quarter and a decrease in estimated credit risk of performing loans within the total loan portfolio, as well as payments received on impaired loans which have reduced the estimated level of credit risk on those loans.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The extended decline in economic conditions is still having an impact on borrowers’ repayment abilities; however both non-accrual loans and accruing loans 90+ days past due have decreased since year-end 2013.  The amount of future provisions for loan losses, either positive or negative, will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $336,000 in the second quarter of 2014 when compared to the same quarter of 2013, while recoveries of loans previously charged-off increased by $22,000 during the same period comparison.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ending June 30, 2014 totaled $6.931 million compared to $6.228 million in the second quarter of 2013.  The $703,000 increase in net overhead when compared to the second quarter of 2013 is largely due to increases in expenses such as staff costs, occupancy and equipment, data processing, supplies, FDIC insurance, and amortization of intangible assets as a result of the inclusion of the operations of Gassaway since its purchase on April 4, 2014.  Non-interest income also increased as a result of the Gassaway purchase.  Non-interest income increased by $202,000, or 12.8%, in the second quarter of 2014 when compared to the second quarter of 2013, largely due to a $138,000, or 26.7%, increase in electronic banking income and a $52,000, or 6.1%, increase in service charges on deposit accounts.  Other increases in non-interest income include a $3,000 increase in secondary market mortgage income and a $9,000 increase in income from other banking services.  Non-interest expenses increased by $905,000, or 11.6%, in the second quarter of 2014 compared to the second quarter of 2013.  Increases in non-interest expenses include a $1,028,000, or 26.7%, increase in staff costs, a $204,000, or 18.5%, increase in occupancy and equipment expense, a $174,000, or 20.4%, increase in data processing costs, and a $60,000, or 30.0%, increase in FDIC insurance premiums, largely due to the addition of the operations of Gassaway.  Other increases in non-interest expenses include a $49,000, or 45.0%, increase in supplies expense, $55,000 of conversion costs, and a $72,000, or 47.4%, increase in the amortization of intangible assets, again largely due to the addition of the operations of Gassaway.  These expenses were partially offset by an $80,000, or 27.7%, decrease in professional fees and a $760,000 decrease in expenses on other real estate owned (net of realized gains).  In the second quarter of 2014, Premier realized $1,038,000 of gains on the sale of OREO property partially offset by $292,000 of additional write downs on other OREO property and $258,000 of other expenses related to OREO.  These compare to $272,000 of net OREO expenses recorded during the second quarter of 2013.

Total assets as of June 30, 2014 were up $171.7 million, or 15.6%, from the $1.1 billion of total assets at year-end 2013.  The increase in assets is largely due to the purchase of Gassaway in April 2014 which added approximately $185.5 million in total assets (net of the $20.3 million cash purchase price), $95.1 million in net loans, $184.6 million in total deposits, $38.7 million in investment securities and $41.0 million of liquid assets (net of the $20.3 million cash purchase price.)  Since year-end, investment securities have increased by $51.7 million, or 23.7%, largely due to the investment portfolio acquired from Gassaway but also as Premier invested an additional approximately $10.2 million of its liquid assets in debt securities.  Total loans outstanding have increased by $92.1 million since year-end, largely due to the $95.1 million of loans from the Gassaway purchase.  Total deposits have increased by $165.5 million since year-end, as the $184.6 million in total deposits assumed from the Gassaway purchase have been reduced by approximately $19.0 million of deposit withdrawals during the first six months of 2014.

Shareholders’ equity of $153.5 million equaled 12.1% of total assets at June 30, 2014, which compares to shareholders’ equity of $146.9 million or 13.4% of total assets at December 31, 2013.  While total shareholders’ equity increased in the first six months of 2014, the ratio to total assets decreased as a result of the Gassaway acquisition.  Per the terms of the acquisition, Premier Bank paid cash to the sellers and no equity was issued by the Company.  As a result, total assets increased by approximately $185.5 million with no increase in total shareholders’ equity.  The increase in shareholders’ equity was largely due to the $6.8 million of net income during the first six months of 2014 partially offset by dividends declared on common stock and Premier’s Series A Preferred Stock.  Also increasing total shareholders’ equity at June 30, 2014 was a $2.3 million, net of tax, increase in the market value of the investment portfolio available for sale largely due to a decline in long-term interest rates since year-end 2013.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending June 30, 2014

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six-Months Ended
	June 30	June 30	June 30	June 30
	2014	2013	2014	2013
Interest Income	12,789	12,317	25,834	23,732
Interest Expense	1,113	1,224	2,151	2,499
Net Interest Income	11,676	11,093	23,683	21,233
Provision for Loan Losses	(79)	(70)	(389)	500
Net Interest Income after Provision	11,755	11,163	24,072	20,733
Non-Interest Income	1,783	1,581	3,164	3,226
Non-Interest Expenses	8,714	7,809	16,743	15,196
Income Before Taxes	4,824	4,935	10,493	8,763
Income Taxes	1,724	1,826	3,723	3,150
NET INCOME	3,100	3,109	6,770	5,613
Preferred Stock Dividends and Accretion	(165)	(165)	(330)	(330)
Net Income Available to Common Shareholders	2,935	2,944	6,440	5,283

EARNINGS PER SHARE	0.36	0.37	0.80	0.66
DILUTED EARNINGS PER SHARE	0.34	0.35	0.75	0.63
DIVIDENDS PER SHARE	0.12	0.11	0.24	0.22

Charge-offs	477	141	923	392
Recoveries	89	67	162	602
Net charge-offs (recoveries)	388	74	761	(210)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2014	2013
ASSETS
Cash and Due From Banks	39,081	27,378
Interest Bearing Bank Balances	54,296	36,606
Federal Funds Sold	3,548	12,777
Securities Available for Sale	269,770	218,066
Loans (net)	822,964	729,743
Other Real Estate Owned	12,842	13,524
Other Assets	32,075	30,089
Goodwill and Other Intangible Assets	37,279	31,996
TOTAL ASSETS	1,271,855	1,100,179

LIABILITIES & EQUITY
Deposits	1,089,561	924,023
Fed Funds/Repurchase Agreements	11,003	11,319
Other Borrowings	12,937	13,800
Other Liabilities	4,864	4,097
TOTAL LIABILITIES	1,118,365	953,239
Preferred Stockholders’ Equity	11,985	11,955
Common Stockholders’ Equity	141,505	134,985
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,271,855	1,100,179

TOTAL BOOK VALUE PER COMMON SHARE	17.47	16.79
Tangible Book Value per Common Share	12.86	12.81

Non-Accrual Loans	13,728	16,641
Loans 90 Days Past Due and Still Accruing	5,053	8,478